Exhibit 99.1
Sierra Vista Bank
Proxy
This proxy is solicited on behalf of the Board of Directors for the special meeting of shareholders to be held on _____________, 2016.
The undersigned hereby appoints _______________ and ________________ as proxy holders with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Sierra Vista Bank common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held on _________________, 2016 at ____p.m., at ___________________________________________________.
1. To approve the principal terms of the Agreement and Plan of Reorganization and Merger dated April 28, 2016 by and among Central Valley Community Bancorp, Central Valley Community Bank and Sierra Vista Bank, providing for the merger of Sierra Vista Bank with and into Central Valley Community Bank, and the transactions contemplated by the merger agreement.

o FOR	o AGAINST	o ABSTAIN

2. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

o FOR	o AGAINST	o ABSTAIN

Please Sign and Date Below
The Board of Directors recommends a vote “FOR” the merger and “FOR” to adjournment proposal. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the merger and “FOR” to adjournment proposal. If any other business is presented at the special meeting, this proxy confers authority to and shall be voted in the discretion of the proxies named herein.
(Please date this proxy and sign your name as it appears on your common stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

o I Do	o I Do Not	Expect to Attend the Special Meeting.

(Number of Shares)

(Please Print Your Name)

(Please Print Your Name)

(Date)

(Signature of Shareholder)

(Signature of Shareholder)
This proxy may be revoked prior to its exercise by filing with the Corporate Secretary of Sierra Vista Bank a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the special meeting and voting in person.